PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)

(To Prospectus Dated March 2, 2004)	Registration No. 333-108948

CORTEX PHARMACEUTICALS, INC.

5,164,366 Shares of Common Stock

($0.001 par value)

This prospectus supplement supplements information contained in that certain prospectus dated March 2, 2004 of Cortex Pharmaceuticals, Inc. (the “Company”), relating to the offer and sale from time to time of up to 1,664,968 shares of the Company’s outstanding common stock, and up to 3,499,398 shares of the Company’s common stock issuable upon exercise of warrants, which are held by certain stockholders and warrant holders named in the prospectus under the section entitled “Selling Stockholders.” This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The following table supplements the information set forth in the prospectus under the caption “Selling Stockholders” with respect to the Selling Stockholders named below and the respective shares of common stock beneficially owned by such Selling Stockholders that may be offered pursuant to the prospectus:

Name	Common Stock Owned Prior to the Offering	Common Stock Being Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of this Offering
Robert D. Van Roijen	0	0	0	0

Robert D. Van Roijen Rev Trust U/A dtd 12/14/82 FBO Robert D. Van Roijen TTEE(20)	266,666	266,666	0	0

(20)	Includes 133,333 shares subject to warrants that are currently exercisable and are being offered pursuant to this prospectus. Robert D. Van Roijen, a former selling stockholder, assigned the warrants and shares of common stock held in his name to Robert D. Van Roijen Rev Trust U/A dtd 12/14/82 FBO Robert D. Van Roijen TTEE in May 2004.

All information in this prospectus supplement is as of May 6, 2004.

The date of this prospectus supplement is May 6, 2004.